Exhibit 99.1

NEWS RELEASE

Contacts:

Frank Nagle or Bob Ferri

Nagle & Ferri Investor Relations

(415) 575-1999

Genesis Microchip Reports

Third Quarter Fiscal 2005 Financial Results

Record Flat Panel TV Controller Shipments

SAN JOSE, Calif., January 26, 2005 – Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image processing technologies for flat-panel monitors, TVs and other consumer display products, today announced its financial results for the third quarter of its fiscal year 2005, which ended December 31, 2004.

Financial results for the quarter ended December 31, 2004 were:

•	Total revenues were $48.3 million, compared with $50.1 million for the quarter ended September 30, 2004;

•	Prepared in accordance with generally accepted accounting principles or GAAP, the company’s net loss was $1.0 million, or $0.03 per share, compared with a net loss of $0.3 million, or $0.01 per share reported in the quarter ended September 30, 2004;

•	On a non-GAAP (1) basis, net income was $3.2 million, or $0.09 per share, compared with net income of $2.1 million, or $0.06 per share in the quarter ended September 30, 2004.

“The transition from analog CRT displays to digital flat-panel technologies in the PC monitor and television markets is placing a premium on image quality,” said Elie Antoun, president and CEO of Genesis Microchip. “As the widely recognized enabler of the best image quality for flat-panel displays, I believe Genesis is well-positioned to take advantage of this transition.

“In the December quarter, we shipped a record number of flat-panel TV controllers,” continued Antoun. “We also shipped production volumes of our Cortez and Hudson integrated video controllers to our tier-one TV customers. In the LCD monitor space, our Phoenix product line continued its ramp into volume production.

“Going forward, we intend to leverage the activity in the customer base surrounding Cortez and Hudson into continued design wins and production ramps in the March quarter and throughout the year,” concluded Antoun.

Other Financial Details

Flat-panel TV controller shipments were a record 2.1 million units, an increase of 10% over the September 2004 quarter. Gross margins increased to 44.9% from 42.5% in the quarter ended September 30, 2004 due in part to improved product costs.

GAAP-based operating expenses were $26.2 million, including $2.7 million for the amortization of acquired intangibles and $2.5 million for non-cash stock-based compensation expenses. Included in stock-based compensation is a non-cash charge of approximately $1.9 million principally resulting from the departure of former executive officers. Included in selling, general and administrative expenses are approximately $1 million of cash severance and other related costs associated with departure of certain employees, including former executive officers.

The company recorded a higher than anticipated tax recovery of $3.0 million on a GAAP basis and $2.1 million on a non-GAAP basis, primarily related to the impact of foreign exchange rate fluctuations on its Canadian dollar denominated tax attributes.

Business Outlook

The following are the company’s financial targets for the quarter ending March 31, 2005:

•	Revenues are expected to be in the range of $47 million to $52 million.

•	Overall gross margins are expected to be in the range of 41 to 43 percent.

•	GAAP-based operating expenses are expected to be in the range of $22 to $24 million. The company expects that non-GAAP operating expenses will be lower than GAAP-based operating expenses because of the exclusion of charges for stock-based compensation and acquired intangibles, which are estimated to be $3.2 million.

•	The company’s effective tax rate may continue to fluctuate in the short term due to the impact of foreign exchange fluctuations, research and development tax credits and other factors. Furthermore, if the company decides to implement certain provisions of the “American Jobs Creation Act of 2004”, the tax provision in the period such a decision is made could be affected. Therefore, it is difficult to provide an expected tax rate for the March 2005 quarter. The company expects that its long term effective tax rate will be approximately 20% on a non-GAAP basis.

Earnings Conference Call

Genesis Microchip will host a conference call, which is open to all interested investors, today at 5:30 p.m. (ET) to discuss its December quarter results. The dial-in number for the call is: (719) 457-2654. A replay of the conference call will be available through February 9, 2005, and it can be heard by dialing (719) 457-0820. The replay access code is: 5043339. A live, audio Web broadcast of the conference call also will be available at: http://www.gnss.com/webcast.phtml. A replay will also be available at the same website address until February 9, 2005.

(1) Use of Non-GAAP, or Pro Forma, Financial Information

Non-GAAP, or pro forma, net income differs from net income determined according to generally accepted accounting principles, or GAAP. A schedule reconciling these amounts is included in this news release. Differences between GAAP and non-GAAP or pro forma results for the three and nine months ended December 31, 2004 and December 31, 2003 include certain operating costs, such as the amortization of acquired intangible assets, stock-based compensation expenses, gain on the sale of investments and related income tax adjustments. Genesis Microchip’s management presents these non-GAAP financial measures to allow investors to better evaluate ongoing business performance. Genesis Microchip’s management also uses these non-GAAP financial measures internally to monitor performance of the business. However, Genesis Microchip cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by Elie Antoun, and statements in the Business Outlook section regarding the company’s anticipated revenues, gross margins, operating expenses, tax rate in its fiscal quarter ending March 31, 2005 and long term effective tax rate. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the growth rate of the LCD monitor and flat-panel TV markets; the company’s ability to gain design wins with customers, make timely new product introductions, and ramp new designs into production volumes; changes in expected product mix and product pricing; customer order patterns, inventory levels and manufacturing schedules; availability of other components for LCD monitors and flat-panel TVs; actions of competitors; changes in product costs or manufacturing yields; foreign exchange fluctuations, research and development tax credits and other factors that impact tax rates; and other risk factors set forth in the company’s SEC reports, including but not limited to its reports on Form 10-K for the fiscal year ended March 31, 2004 and Form 10-Q for the quarter ended September 30, 2004. Genesis Microchip assumes no obligation to update the forward-looking statements included in this release.

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image processing systems enabling superior picture quality in flat-panel TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy award-winning Faroudja® video technologies, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat-panel displays, digital TVs, projectors and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement, IntelliComb™ video decoding and includes over 135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, South Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife, and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc. All other trademarks are the property of their respective owners.

Financial Statements attached:

•	Consolidated statements of operations

•	Non-GAAP consolidated statements of operations

•	Non-GAAP financial reconciliation

•	Consolidated balance sheets

GENESIS MICROCHIP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$48,286	$56,498	$151,210	$158,548
Cost of revenues	26,609	34,146	87,116	94,013

Gross profit	21,677	22,352	64,094	64,535

	44.9%	39.6%	42.4%	40.7%

Operating expenses:
Research and development	7,520	6,694	23,072	20,360
Selling, general and administrative	12,568	9,308	34,114	28,218
Provision for costs associated with patent litigation	989	3,529	2,356	9,583
Amortization of acquired intangibles	2,654	2,654	7,962	7,962
Stock-based compensation	2,465	930	4,062	2,770

Total operating expenses	26,196	23,115	71,566	68,893

Loss from operations	(4,519)	(763)	(7,472)	(4,358)
Interest income	534	314	1,253	786
Gain on sale of investment	—	663	—	663

Income (loss) before income taxes	(3,985)	214	(6,219)	(2,909)
Provision for (recovery of) income taxes	(2,985)	35	(3,616)	(643)

Net income (loss)	$(1,000)	$179	$(2,603)	$(2,266)

Earnings (loss) per share:
Basic	$(0.03)	$0.01	$(0.08)	$(0.07)
Diluted	$(0.03)	$0.01	$(0.08)	$(0.07)

Weighted average number of common shares outstanding:
Basic	33,151	31,948	32,969	31,655
Diluted	33,151	33,201	32,969	31,655

GENESIS MICROCHIP INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands of dollars, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$48,286	$56,498	$151,210	$158,548
Cost of revenues	26,609	34,146	87,116	94,013

Gross profit	21,677	22,352	64,094	64,535

	44.9%	39.6%	42.4%	40.7%

Operating expenses:
Research and development	7,520	6,694	23,072	20,360
Selling, general and administrative	12,568	9,308	34,114	28,218
Provision for costs associated with patent litigation	989	3,529	2,356	9,583

Total operating expenses	21,077	19,531	59,542	58,161

Income from operations	600	2,821	4,552	6,374
Interest income	534	314	1,253	786

Income before income taxes	1,134	3,135	5,805	7,160
Provision for (recovery of) income taxes	(2,069)	639	(1,134)	1,440

Net income	$3,203	$2,496	$6,939	$5,720

Earnings per share:
Basic	$0.10	$0.08	$0.21	$0.18
Diluted	$0.09	$0.08	$0.20	$0.17

Weighted average number of common shares outstanding:
Basic	33,151	31,948	32,969	31,655
Diluted	34,581	33,201	34,201	32,849

GENESIS MICROCHIP INC.

NON-GAAP FINANCIAL RECONCILIATION

(amounts in thousands, except per share amounts)

(unaudited)

This press release includes non-GAAP (referred to in prior quarters as pro forma) operating results that are not in accordance with generally accepted accounting principles, or GAAP. A reconciliation of the presentation of historical non-GAAP results to GAAP results is provided in the following table. As described in the tables, for the three and nine months ended December 31, 2004 and 2003, non-GAAP net income excludes charges related to the amortization of acquired intangible assets, stock-based compensation expense, gain on the sale of investments and related income tax adjustments.

	Three months ended		Nine months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Loss from operations	$(4,519)	$(763)	$(7,472)	$(4,358)
Adjustments
Amortization of acquired intangibles	2,654	2,654	7,962	7,962
Stock-based compensation	2,465	930	4,062	2,770

Income from operations (Non-GAAP)	600	2,821	4,552	6,374
Net interest and other income	534	977	1,253	1,449
Gain on sale of investment	—	(663)	—	(663)

Income before tax (Non-GAAP)	1,134	3,135	5,805	7,160

Provision for (recovery of) income taxes	(2,985)	35	(3,616)	(643)
Tax effect of Non-GAAP adjustments	916	604	2,482	2,083

Provision for (recovery of) income taxes (Non-GAAP)	(2,069)	639	(1,134)	1,440

Net income (Non-GAAP)	$3,203	$2,496	$6,939	$5,720

Net income (loss)	$(1,000)	$179	$(2,603)	$(2,266)

Diluted earnings (loss) per share:
Non-GAAP	$0.09	$0.08	$0.20	$0.17
GAAP	$(0.03)	$0.01	$(0.08)	$(0.07)

GENESIS MICROCHIP INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands of dollars)

(unaudited)

	December 31, 2004	March 31, 2004
ASSETS
Current assets:
Cash and short term investments	$131,319	$118,222
Accounts receivable trade	26,428	28,325
Inventory	16,438	18,503
Other	5,902	6,472

Total current assets	180,087	171,522
Capital assets	17,132	17,257
Acquired intangibles	19,659	26,731
Goodwill	189,997	189,152
Deferred income taxes	9,639	3,402
Other	3,581	2,662

Total assets	$420,095	$410,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,647	$9,848
Accrued liabilities	13,728	11,503
Income taxes payable	5,216	2,520

Total current liabilities	26,591	23,871

Stockholders’ equity:
Capital stock	402,952	395,869
Cumulative other comprehensive loss	(94)	(94)
Stock-based compensation	(664)	(2,833)
Deficit	(8,690)	(6,087)

Total stockholders’ equity	393,504	386,855

Total liabilities and stockholders’ equity	$420,095	$410,726